As filed with the Securities and Exchange Commission on August 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nuvve Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	3612	86-1617000
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2488 Historic Decatur Road, Suite 230

San Diego, California 92106

(619) 456-5161

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory Poilasne

Chief Executive Officer

Nuvve Holding Corp.

2488 Historic Decatur Road, Suite 230

San Diego, California 92106

(619) 456-5161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan A. Lanis, Jr.
 Baker & Hostetler LLP
 1900 Avenue of the Stars, Suite 2700
Los Angeles, CA 90067
 Tel: (310) 820-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 15, 2025

Preliminary Prospectus

Nuvve Holding Corp.

Up to 6,000,000 Shares of Common Stock

by Selling Stockholders

This prospectus relates to the resale from time to time by the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (the “Selling Stockholders”) of up to 6,000,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), issuable upon the exercise of warrants (the “Warrants”) issued to the Selling Stockholders in May 2025. For a description of the Warrants, see “Consultant Warrants.” We will not receive any proceeds from the sale of such shares of Common Stock by the Selling Stockholders.

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, and fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

The Selling Stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NVVE”. August 14, 2025, the last reported sales price of our Common Stock was $0.6169 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders (or their pledgees, donees, transferees or other successors-in-interest) may, from time to time, sell or otherwise dispose of the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

This prospectus provides you with a general description of the shares of Common Stock that the Selling Stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of securities offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Nuvve” “we,” “us,” “our” and similar terms refer to Nuvve Holding Corp., and, where appropriate, its subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. These forward-looking statements depend upon events, risks and uncertainties that may be outside of our control. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, including statements regarding our strategy, future operations, future financial position, future revenues, and projected costs, prospects, plans and objectives of management, are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus, any prospectus supplement and any related free writing prospectus, or the documents incorporated by reference herein.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: risks related to the rollout of our business and the timing of expected business milestones; our dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; our ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and our accounting staffing levels; our current dependence on sales of charging stations for most of our revenues; overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; potential adverse effects on our backlog, revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition on our future business; risks related to our dependence on its intellectual property and the risk that our technology could have undetected defects or errors; the risk that we conduct a portion of our operations through a joint venture exposes us to risks and uncertainties, many of which are outside of our control; changes in applicable laws or regulations; risks related to disruption of management time from ongoing business operations due to our joint ventures; risks relating to privacy and data protection laws, privacy or data breaches, or the loss of data; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and the risks identified under “Risk Factors” described or incorporated by reference in this prospectus.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable. Forward-looking statements are not guarantees of performance. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Other sections of this prospectus and the documents incorporated by reference herein describe additional factors that could adversely affect our business, financial condition or results of operations. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or any applicable prospectus supplement. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

iii

SUMMARY

This summary highlights selected information appearing elsewhere in or incorporated by reference into this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference herein carefully, including the information referenced under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplement. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we, ““us,” “our,” the “Company,” “Nuvve” and similar terms refer to Nuvve Holding Corp. and its consolidated subsidiaries.

Overview

We are a green energy technology company that provides, directly and through business ventures with our partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Our proprietary V2G technology — Grid Integrated Vehicle (“GIVe”) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions.

Our proprietary V2G technology enables us to link multiple EV and stationary batteries into a virtual power plant to provide bi-directional services to the electrical grid. Our GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., aggregation of EVs and stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Our current addressable energy and capacity markets include grid services such as frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage.

Our customers and partners include owner/operators of light duty fleets, heavy duty fleets (including school buses), automotive manufacturers, charge point operators, large facility owners (V2G Hubs), and strategic partners (via joint ventures, other business ventures and special purpose financial vehicles). We also operate a small number of company-owned charging stations serving as demonstration projects funded by government grants. We expect growth in company-owned charging stations and the related government grant funding to continue, but for such projects to constitute a declining percentage of our future business as our commercial operations expand.

We offer our customers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low and in some cases free energy costs. We expect to generate revenue primarily from the provision of services to the grid via our GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, we also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, we may generate non-recurring consulting and engineering services revenue derived from the planning and integration of electrification of transportation projects, energy management projects and the integration of our technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, we may also share the recurring grid services revenue with the customer.

Consultant Warrants

As previously disclosed, on May 7, 2025, we entered into consulting agreements (collectively, the “Initial Consulting Agreements”) with each of Huey Co. LLC, PC2ATX, LLC, McMillan Co., Skeleton Crew Labs LLC, and Z-List Media, Inc. (together with Bristol (as defined below) the “Consultants”), pursuant to which each Consultant will assist us with, among other things, crypto portfolio management; investor relations; strategic planning; deal flow analysis and advice related to sector growth initiatives (the “Services”). Each Consulting Agreement has a term of one year.

On May 7, 2025, we also entered into a Fourth Amendment to Consulting Agreement with Bristol Capital, LLC (“Bristol”), which amended the existing consulting agreement between us and Bristol (as amended, the “Bristol Consulting Agreement” and together with the Initial Consulting Agreements, the “Consulting Agreements”) to provide for Bristol to perform additional Services to us.

In connection with the Consulting Agreements, we issued to each Consultant warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock per Consultant, consisting of (i) a warrant to purchase up to 500,000 shares of Common Stock at an exercise price of $1.05 per share, which was the closing price of the Common Stock immediately prior to the execution of the Consulting Agreements, as reported by the Nasdaq, (ii) a warrant to purchase up to 500,000 shares of Common Stock at an exercise price of $1.25 per share, and (iii) a warrant to purchase up to 500,000 shares of Common Stock at an exercise price of $1.50 per share (the warrants in clauses (i) and (iii), collectively, the “Warrants”).

The Warrants are each exercisable immediately and will expire five years after the date of issuance. The exercise price of each Warrant and number of shares underlying such Warrant are subject to standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes.

Holders of the Warrants (together with such holder’s affiliates) may not exercise any portion of any Warrant to the extent that such holder would beneficially own more than 4.99% (or 9.99%, at the election of the holder) of the outstanding shares of Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, such holder may increase the amount of beneficial ownership of outstanding shares after exercising such holder’s Warrants up to 9.99% of the number of Common Stock outstanding immediately after giving effect to the exercise.

We have agreed to file a registration statement to register the shares of Common Stock underlying the Warrants (the “Warrant Shares”). We previously registered for resale up to 3,000,000 shares of Common Stock underlying the Warrants. The registration statement to which this prospectus forms a part is being filed is intended to satisfy our remaining obligation to file the required registration statement with regards to Warrant Shares underlying the Warrants.

The Warrants may be exercised on a cashless basis after the date that is 120 days from the date of initial filing of the registration statement to which this prospectus forms a part (the “Effectiveness Deadline”) if, at the time of exercise, the resale of the Warrant Shares is not covered by an effective registration statement (or the prospectus contained therein is not available for use). The Warrants may not be exercised on a cashless basis any time prior to the Effectiveness Deadline or at any time at which the resale of the Warrant Shares is covered by an effective registration statement. The registration statement to which this prospectus forms a part is being filed is intended to satisfy our obligation to file the required registration statement with regards to Warrant Shares underlying the Warrants.

The offer and sale of the Warrants and the Warrant Shares was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder. Such offer and sale was made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investors regarding us or the securities offered.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Additionally, under the JOBS Act, an emerging growth company can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We irrevocably elected to avail ourselves of this exemption from new or revised accounting standards, and, therefore, are not subject to the same new or revised accounting standards as public companies who were not emerging growth companies.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of June 30th of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, and (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of equity securities of Newborn (our predecessor) in its initial public offering, or December 31, 2025.

We are also a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us, including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

We were formed on November 10, 2020 under the name “NB Merger Corp.” as a wholly-owned subsidiary of Newborn Acquisition Corp. (“Newborn”) for the purpose of effecting a business combination (the “Business Combination”) with Newborn and Nuvve Corporation (“Nuvve Corp.”). On March 19, 2021, we consummated the Business Combination in accordance with the terms of that certain Merger Agreement, dated as of November 11, 2020, and amended as of February 20, 2021, between us, Newborn, Nuvve Corp., Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ours (“Merger Sub”), and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corp. (the “Merger Agreement”). Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, we were a wholly owned subsidiary of Newborn, and Nuvve Corp. was a private operating company. On the closing date of the Business Combination, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware through the merger of Newborn with and into our company, with our company surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, we acquired Nuvve Corp. through the merger of Merger Sub with and into Nuvve Corp., with Nuvve Corp. surviving as the wholly-owned subsidiary of ours (the “Acquisition Merger”). As a result, we became a publicly traded holding company with Nuvve Corp. as our operating subsidiary. In connection with the closing of the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve Corp. was incorporated in Delaware on October 15, 2010 under the name “Nuvve Corporation.” Nuvve was formed for the purpose of providing, directly and through business ventures with its partners, its V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Our principal executive offices are located at 2488 Historic Decatur Road, Suite 230, San Diego, California 92106. Our telephone number is (619) 456-5161. Our website address is www.nuvve.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.

Cryptocurrency Overview and Market

Overview of the Cryptocurrency Industry and Market

Cryptocurrency refers to digital assets that are issued by and transmitted through an open-source protocol, collectively maintained by a peer-to-peer network of decentralized user nodes. These networks host public transaction ledgers, known as blockchains, on which cryptocurrency holdings and all validated transactions that have ever taken place on the cryptocurrency’s network are recorded. Balances of cryptocurrency are stored in individual “wallet” functions, which associate network public addresses with one or more “private keys” that control the transfer of the cryptocurrency. The blockchain can be updated without any single entity owning or operating the network.

There are numerous digital assets and many entities, including consortia and financial institutions, that are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the bitcoin network. For example, in late 2022, the ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. Other alternative digital assets include “stablecoins,” which are designed to maintain a peg to a reference price because of their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s central bank digital currency (“CBDC”) project was made available to consumers in January 2022, and governments including the United States and the European Union have been discussing the potential creation of new CBDCs.

Cryptocurrency Industry Participants

The primary cryptocurrency industry participants are miners, investors and traders, digital asset exchanges and service providers, including custodians, brokers, payment processors, wallet providers and financial institutions.

Miners. Miners range from cryptocurrency enthusiasts to professional mining operations that design and build dedicated mining machines and data centers, including mining pools, which are groups of miners that act cohesively and combine their processing power to mine cryptocurrency blocks.

Investors and Traders. Cryptocurrency investors and traders include individuals and institutional investors who, directly or indirectly, purchase, hold, and sell cryptocurrency or cryptocurrency-based derivatives. On January 10, 2024, the SEC issued an order approving several applications for the listing and trading of shares of spot bitcoin exchange-traded products (“ETPs”) on U.S. national securities exchanges. While the SEC had previously approved exchange-traded funds where the underlying assets were bitcoin futures contracts, this order represents the first time the SEC has approved the listing and trading of ETPs that acquire, hold and sell cryptocurrency directly. The SEC has since approved several applications for the listing and trading of shares of spot ethereum ETPs as well as bitcoin-ethereum combination ETPs. ETPs can be bought and sold on a stock exchange like traditional stocks, and provide investors with another means of gaining economic exposure to cryptocurrency through traditional brokerage accounts.

Digital Asset Exchanges. Digital asset exchanges provide trading venues for purchases and sales of cryptocurrency in exchange for fiat or other digital assets. Cryptocurrency can be exchanged for fiat currencies, such as the U.S. dollar, at rates of exchange determined by market forces on cryptocurrency trading platforms, which are not regulated in the same manner as traditional securities exchanges. In addition to these platforms, over-the-counter markets and derivatives markets for cryptocurrency also exist. The value of a cryptocurrency within the market is determined, in part, by the supply of and demand for the cryptocurrency in the global cryptocurrency market, market expectations for the adoption of the cryptocurrency as a store of value, the number of merchants that accept the cryptocurrency as a form of payment, and the volume of peer-to-peer transactions, among other factors.

Service providers. Service providers offer a multitude of services to other participants in the cryptocurrency industry, including custodial and trade execution services, commercial and retail payment processing, loans secured by cryptocurrency collateral, and financial advisory services. If adoption of a cryptocurrency network continues to materially increase, we anticipate that service providers may expand the currently available range of services and that additional parties will enter the service sector for such cryptocurrency network.

Government Regulation of Cryptocurrency

The laws and regulations applicable to cryptocurrency and digital assets are evolving and subject to interpretation and change.

Governments around the world have reacted differently to digital assets; certain governments have deemed them illegal, and others have allowed their use and trade without restriction, while in some jurisdictions, such as the U.S., digital assets are subject to overlapping, uncertain and evolving regulatory requirements.

As digital assets have grown in both popularity and market size, the U.S. Executive Branch, Congress and a number of U.S. federal and state agencies, including the Financial Crimes Enforcement Network, the Commodity Futures Trading Commission (“CFTC”), the SEC, the Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Department of Justice, the Department of Homeland Security, the Federal Bureau of Investigation, the Internal Revenue Service (“IRS”) and state financial regulators, have been examining the operations of digital asset networks, digital asset users and digital asset exchanges, with particular focus on the extent to which digital assets can be used to violate state or federal laws, including to facilitate the laundering of proceeds of illegal activities or the funding of criminal or terrorist enterprises, and the safety and soundness and consumer-protective safeguards of exchanges or other service-providers that hold, transfer, trade or exchange digital assets for users. Many of these state and federal agencies have issued consumer advisories regarding the risks posed by digital assets to investors. In addition, federal and state agencies, and other countries have issued rules or guidance regarding the treatment of digital asset transactions and requirements for businesses engaged in activities related to digital assets.

Depending on the regulatory characterization of cryptocurrency, the markets for cryptocurrency in general, and our activities in particular, our business and our cryptocurrency acquisition strategy may be subject to regulation by one or more regulators in the United States and globally. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and our ability to pursue our cryptocurrency strategy. The U.S. Congress is actively considering legislation that would, among other things, establish jurisdiction of the SEC and CFTC over digital assets and establish digital asset market structure. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory authorities are also monitoring the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Some state legislative bodies have passed, or are considering, legislation to address the impact of cryptocurrency mining in their respective states.

The CFTC takes the position that some digital assets, including bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (“CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not oversee cash or spot market exchanges or transactions involving digital asset commodities that do not utilize margin, leverage, or financing. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade.

The SEC and its staff have taken the position that certain other digital assets fall within the definition of a “security” under the U.S. federal securities laws. Public statements made by senior officials and senior members of the staff at the SEC indicate that the SEC does not consider bitcoin or ether to be securities under the federal securities laws, and the approval of the spot bitcoin and ether ETPs support this view. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets. The SEC has recently dropped enforcement actions that were brought in the previous administration against large cryptocurrency exchanges in which they alleged securities violations for activity related to cryptocurrency including staking, signaling a change in approach.

In addition, because transactions in cryptocurrency provide a degree of anonymity, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of cryptocurrency and cryptocurrency platforms, and there is the possibility that law enforcement agencies could close cryptocurrency platforms or other cryptocurrency-related infrastructure with little or no notice and prevent users from accessing or retrieving cryptocurrency held via such platforms or infrastructure. For example, in her January 2021 nomination hearing before the Senate Finance Committee, Treasury Secretary Janet Yellen noted that cryptocurrencies have the potential to improve the efficiency of the financial system but that they can be used to finance terrorism, facilitate money laundering, and support activities that threaten U.S. national security interests and the integrity of the U.S. and international financial systems. The Office of Foreign Assets Control has issued updated advisories regarding the use of virtual currencies, added a number of digital asset exchanges and service providers to the Specially Designated Nationals and Blocked Persons list and engaged in several enforcement actions, including a series of enforcement actions that have either shut down or significantly curtailed the operations of several smaller digital asset exchanges associated with Russian and/or North Korean nationals.

As noted above, activities involving cryptocurrency and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving. President Trump issued an Executive Order on January 23, 2025 titled “Strengthening American Leadership in Digital Financial Technology,” which revoked Biden-era actions, prohibited exploration of CBDCs, and established an interagency working group on digital asset markets, which includes the head of the SEC and CFTC. The working group will make regulatory and legislative recommendations including a proposed regulatory framework relating to the issuance and operation of digital assets.

Our Treasury Strategy

In January 2025, we announced that our board of directors had approved the inclusion of bitcoin as a primary asset in our treasury management program, pursuant to which we may allocate up to 30% of our excess cash, calculated based on our estimated six-month operating expenses, toward bitcoin purchases. In April, 2025, we further announced that our board of directors had approved an expansion of our digital treasury strategy and the formation of a wholly-owned subsidiary dedicated to building a cryptocurrency digital treasury along with cash flowing blockchain opportunities as part of our long-term strategic digital asset initiate. As previously announced, the board approved a cryptocurrency portfolio strategy that is expected to be anchored with at least 50% allocation to bitcoin, with the remaining 50% allocated to other digital assets as determined by management.

In June 2025, we announced an expansion of our digital treasury strategy to include HYPE, the native token of Hyperliquid. The purchase of HYPE is expected to be made through our previously announced digital asset subsidiary, in line with our previously disclosed digital treasury strategy of allocating up to 50% of our cryptocurrency portfolio to digital assets as determined by management.

In July 2025, our board of directors further expanded our digital treasury strategy to provide for the allocation of up to 100% of our cryptocurrency portfolio to HYPE.

As previously disclosed, on July 20, 2025 we entered into an asset management agreement with DeFi Technologies, Inc. (the “Asset Manager”), pursuant to which the Asset Manager will provide asset management services in connection with the implementation of our digital treasury strategy.

THE OFFERING

Common stock offered by the Selling Stockholders	Up to 6,000,000 shares of Common Stock issuable upon the exercise of the Warrants.

Use of proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 8 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	NVVE

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”), and in other documents which are incorporated by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our shares of Common Stock to fall.

Sales of a substantial number of our shares of Common Stock on the public market by our existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock.

HYPE is a highly volatile asset, and fluctuations in the price of HYPE may influence our financial results and the market price of our listed securities.

HYPE and other digital assets are relatively novel and are subject to significant legal and regulatory uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is evolving and unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the operations or functionality of Hyperliquid, the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE. For example, within the past several years:

●	President Trump signed an Executive Order instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and this working group submitted a report with regulatory and legislative proposals on July 30, 2025;

●	in January 2025, the SEC announced the formation of a “Crypto Task Force,” which was created to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

●	in May 2025, the SEC issued a statement providing its view that certain staking activities on blockchain networks that use protocol staking activities do not involve the offer or sale of securities under the Securities Act or the Exchange Act;

●	in April and August 2024, Uniswap Labs and OpenSea, respectively, publicized that they had each received a Wells Notice from the SEC, notifying them that the SEC was planning to recommend legal action against them based on allegations that they operate as unregistered securities exchanges;

●	in November 2023, Binance Holdings Ltd. (“Binance”) and its then chief executive officer reached a settlement with the U.S. Department of Justice, the CFTC, the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States;

●	in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer and clearing agency;

●	in June 2023, the SEC filed complaints against Binance and Coinbase, Inc. (“Coinbase”), and their respective affiliated entities, relating to, among other claims, assertions that each party was operating as an unregistered securities exchange, broker, dealer and clearing agency;

●	the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like bitcoin;

●	in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets”; and

●	in China since 2021, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining and declared all cryptocurrency transactions illegal within the country.

While the complaint against Coinbase was dismissed in February 2025, the complaint against Payward Inc. and Payward Ventures Inc. was dismissed with prejudice in March 2025, the complaint against Binance was dismissed on May 29, 2025, and the investigations into OpenSea and Uniswap closed in February 2025, the SEC or other state, federal or foreign regulatory agencies may initiate similar actions in the future, which could materially impact the operations or functionality of Hyperliquid, the price of HYPE and our ability to own or transfer HYPE. For example, in April 2025, the State of Oregon brought a civil enforcement action against Coinbase for allegedly selling unregistered securities.

It is not possible to predict whether or when new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether or when any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and HYPE specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of HYPE, as well as our ability to hold or transact in HYPE, and in turn adversely affect the market price of our listed securities.

HYPE and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

HYPE and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of HYPE or other digital assets.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE or other digital assets or the ability of individuals or institutions such as us to own or transfer. For example, the U.S. executive branch, SEC, the European Union’s Markets in Crypto Assets Regulation, among others have been active in recent years, and in the U.K., the Financial Services and Markets Act 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC, CFTC, or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and HYPE specifically. The consequences of increased regulation of digital assets and digital asset activities could adversely affect the market price of HYPE and in turn adversely affect the market price of our common stock.

Moreover, the risks of engaging in a digital asset treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general may also impact the price of HYPE and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of HYPE may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to HYPE, institutional demand for HYPE as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for HYPE as a means of payment, and the availability and popularity of alternatives to HYPE. Even if growth in HYPE adoption occurs in the near or medium-term, there is no assurance that HYPE usage will continue to grow over the long-term.

Because HYPE has no physical existence beyond the record of transactions on the Hyperliquid blockchain, a variety of technical factors related to the Hyperliquid blockchain could also impact the price of HYPE. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of HYPE transactions and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Hyperliquid blockchain and negatively affect the price of HYPE. The liquidity of HYPE may also be reduced and damage to the public perception of HYPE may occur, if financial institutions were to deny or limit banking services to businesses that hold HYPE, provide HYPE-related services or accept HYPE as payment, which could also decrease the price of HYPE.

The liquidity of HYPE may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for HYPE and other digital assets.

HYPE is created and transmitted through the operations of the peer-to-peer Hyperliquid network, a decentralized network of computers running software following the HYPE protocol. If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, the value of HYPE could be negatively impacted.

If the Hyperliquid network is disrupted or encounters any unanticipated difficulties, then the processing of transactions on the Hyperliquid network may be disrupted, which in turn may prevent us from depositing or withdrawing HYPE from our accounts with our custodian or otherwise effecting HYPE transactions. Such disruptions could include, for example: the price volatility of HYPE; the insolvency, business failure, interruption, default, failure to perform, security breach, or other problems of participants, custodians or others; the closing of HYPE trading platforms due to fraud, failures, security breaches or otherwise; or network outages or congestion, power outages, or other problems or disruptions affecting the Hyperliquid network.

In addition, digital asset validating operations can consume significant amounts of electricity, which may have a negative environmental impact and give rise to public opinion against allowing, or government regulations restricting, the use of electricity for validating operations. Additionally, validators may be forced to cease operations during an electricity shortage or power outage.

We face risks relating to the custody of our HYPE or other digital assets, including the loss or destruction of private keys required to access our HYPE or other digital assets and cyberattacks or other data loss relating to our HYPE or other digital assets.

We expect to hold our HYPE with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts will not restrict our ability to reallocate our HYPE among our custodians, and our holdings may be concentrated with a single custodian from time to time, including immediately after this offering. In light of the significant amount of HYPE we anticipate that we will hold, we expect to continually evaluate the need to engage additional custodians. Additional custodians could achieve a greater degree of diversification in the custody of our HYPE as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our HYPE, for example, custodians discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our currently anticipated agreements or take other measures to custody our HYPE or other digital assets, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected. While we anticipate our custodians will carry insurance policies to cover losses for commercial crimes and cyber and tech errors or omissions, the policy limits may vary per provider and would be shared among all of their customers, and subject to various limitations and exclusions (such as if a loss arises due to our failure to protect our login credentials and devices). The insurance that covers losses of our HYPE holdings may cover only a small fraction of the value of the entirety of our HYPE holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services we will have or that such coverage will cover losses with respect to our HYPE. Moreover, our use of custodians exposes us to the risk that the HYPE our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such HYPE. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our HYPE.

HYPE is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the HYPE is held. While the L1 blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the HYPE held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the HYPE held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The HYPE and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks or other malicious activities.

As part of our treasury management strategy, we may engage in staking, restaking, or other permitted activities that involve the use of “smart contracts” or decentralized applications. The use of smart contracts or decentralized applications entails certain risks including risks stemming from the existence of an “admin key” or coding flaws that could be exploited, potentially allowing a bad actor to issue or otherwise compromise the smart contract or decentralized application, potentially leading to a loss of our HYPE. Like all software code, smart contracts are exposed to risk that the code contains a bug or other security vulnerability, which can lead to loss of assets that are held on or transacted through the smart contract or decentralized application. Smart contracts and decentralized applications may contain bugs, security vulnerabilities or poorly designed permission structures that could result in the irreversible loss of HYPE or other digital assets. Exploits, including those stemming from admin key misuse, admin key compromise, or protocol flaws, have occurred in the past and may occur in the future. Certain employees or vendors may also be vulnerable to physical or psychological coercion, commonly referred to as “wrench attacks,” as well as scams and social engineering tactics intended to obtain access to passwords or private cryptographic keys, in order to then effectuate the unauthorized transfer or theft of digital assets

Classification of HYPE as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and could adversely affect the market price of HYPE and the market price of our common stock.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in the 1940 Act, and are not registered as an “investment company” under the 1940 Act as of the date of this prospectus.

Neither the SEC nor any other U.S. federal or state regulator has publicly stated whether they believe that HYPE is a “security,” nor has any court addressed the status of HYPE under the U.S. federal securities laws or similar laws. A determination that HYPE is a “security” by the SEC could lead to our classification as an “investment company” under the 1940 Act, if the portion of our assets consists of investments in HYPE exceeds 40% safe harbor limits prescribed in the 1940 Act, which would subject us to significant additional regulatory controls that could have a material adverse effect on our business and operations and may also require us to change the manner in which we conduct our business.

We monitor our assets and income for compliance under the 1940 Act and seek to conduct our business activities in a manner such that we do not fall within its definitions of “investment company” or that we qualify under one of the exemptions or exclusions provided by the 1940 Act and corresponding SEC regulations. If HYPE is determined to constitute a security for purposes of the federal securities laws, we would expect to take steps to reduce the percentage of HYPE that constitute investment assets under the 1940 Act. These steps may include, among others, selling HYPE that we might otherwise hold for the long term and deploying our cash in non-investment assets, and we may be forced to sell our HYPE at unattractive prices. We may also seek to acquire additional non-investment assets to maintain compliance with the 1940 Act, and we may need to incur debt, issue additional equity or enter into other financing arrangements that are not otherwise attractive to our business. Any of these actions could have a material adverse effect on our results of operations and financial condition. Moreover, we can make no assurance that we would successfully be able to take the necessary steps to avoid being deemed to be an investment company in accordance with the safe harbor. If we were unsuccessful, and if HYPE is determined to constitute a security for purposes of the federal securities laws, then we would have to register as an investment company, and the additional regulatory restrictions imposed by 1940 Act could adversely affect the market price of HYPE and in turn adversely affect the market price of our common stock.

We may be subject to regulatory developments related to crypto assets and crypto asset markets, which could adversely affect our business, financial condition, and results of operations.

As HYPE and other digital assets are relatively novel and the application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of HYPE. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of HYPE or the ability of individuals or institutions such as us to own or transfer HYPE.

Our cryptocurrency treasury strategy exposes us to risk of non-performance by counterparties.

Our HYPE treasury strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of HYPE, a loss of the opportunity to generate funds, or other losses.

We expect our primary counterparty risk with respect to our HYPE will be custodian performance obligations under the various custody arrangements we enter into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, SEC enforcement actions against other providers, or placement into receivership or civil fraud lawsuit against digital asset industry participants have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While our custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that our custodially-held HYPE will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our HYPE holdings, we would become subject to additional counterparty risks. We will need to carefully evaluate market conditions, including price volatility as well as service provider terms and market reputations and performance, among others, prior to implementing any such strategy, all of which could effect our ability to successfully implement and execute on any such future strategy. These risks, along with any significant non-performance by counterparties, including in particular the custodian or custodians with which we will custody substantially all of our HYPE, could have a material adverse effect on our business, prospects, financial condition, and operating results.

If HYPE is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of HYPE and in turn adversely affect the market price of our common stock. See “Risk Factors—Classification of HYPE as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”) and could adversely affect the market price of HYPE and the market price of our common stock.” above. Moreover, the risks of us engaging in a digital asset treasury strategy could create complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The due diligence procedures conducted by us and our liquidity providers to mitigate transaction risk may fail to prevent transactions with a sanctioned entity.

We will execute trades through U.S.-based liquidity providers, and rely on these third parties to implement controls and procedures to mitigate the risk of transacting with sanctioned entities. While we expect our third party service providers to conduct their business in compliance with applicable laws and regulations and in accordance with our contractual arrangements, there is no guarantee that they will do so. Accordingly, we are exposed to risk that our due diligence procedures may fail. If we are found to have transacted in HYPE or other digital assets with bad actors that have used HYPE or such other digital assets to launder money or with persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in HYPE or other digital assets by us may be restricted or prohibited.

The concentration of our HYPE holdings could enhance the risks inherent in our HYPE treasury strategy.

The concentration of our HYPE holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our HYPE treasury strategy. Any future significant declines in the price of HYPE would have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.

The emergence or growth of other blockchains and associated digital assets, including those with significant private or public sector backing, could have a negative impact on the price of HYPE and adversely affect our business.

As a result of our HYPE treasury strategy, our digital treasury assets are expected to be concentrated in our HYPE holdings. Accordingly, the emergence or growth of digital assets other than HYPE may have a material adverse effect on our financial condition. There are numerous alternative digital assets and many entities, including consortiums and financial institutions, that are researching and investing resources into private or permissioned blockchains that do not use proof-of-stake consensus mechanism like the Hyperliquid network, or use different technical innovations that build upon or improve the proof-of-stake consensus mechanism. If improved mechanisms for validating transactions on blockchains are perceived as superior to proof-of-stake, those digital assets could gain market share relative to HYPE.

Our HYPE holdings will be less liquid than our cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the cryptocurrency market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our HYPE at favorable prices or at all. As a result, our HYPE holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Further, the HYPE we expect to hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered HYPE or otherwise generate funds using our HYPE holdings, including in particular during times of market instability or when the price of HYPE has declined significantly. If we are unable to sell our HYPE, enter into additional capital raising transactions, including capital raising transactions using HYPE as collateral, or otherwise generate funds using our HYPE holdings, or if we are forced to sell our HYPE at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

The market price of our common stock may be highly volatile and our stockholders could incur substantial losses.

The market price of our common stock may be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of our business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Additionally, we may use a portion of the proceeds from this offering to purchase cryptocurrency, which has been, and will likely continue to be, volatile. If, in the future, a material portion of our assets is represented by cryptocurrency, our stock price will likely fluctuate based on the price of cryptocurrency. See the risk factor below titled, “We may use the net proceeds or a portion thereof from any future offering by us to purchase additional cryptocurrency, the price of which has been, and will likely continue to be, highly volatile.”

We may use the net proceeds or a portion thereof from any future offering by us to purchase additional cryptocurrency, the price of which has been, and will likely continue to be, highly volatile.

We may use the net proceeds from any future offering by us to purchase additional cryptocurrency. Cryptocurrency is a highly volatile asset. Cryptocurrency does not pay interest, but if management determines to stake the cryptocurrency tokens in treasury, rewards can be earned on cryptocurrency. The ability to generate a return on investment from the net proceeds from any offering by the Company will depend on whether there is appreciation in the value of cryptocurrency following our purchases of cryptocurrency with the net proceeds from any future offering by us. Future fluctuations in cryptocurrency’s trading prices may result in our converting cryptocurrency purchased with the net proceeds from any offering into cash with a value substantially below the net proceeds from such an offering.

Cryptocurrency and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of various cryptocurrencies. The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of cryptocurrency or the ability of individuals or institutions such as us to own or transfer cryptocurrency. For example, the U.S. executive branch and SEC, among others in the United States and abroad, have been active in recent years, and laws including the European Union’s Markets in Crypto Asset Regulation and the U.K.’s Financial Services and Markets Act 2023 became law. It is not possible to predict whether, or when, any of these developments will lead to Congress granting additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function or the willingness of financial and other institutions to continue to provide services to the digital assets industry, nor how any new regulations or changes to existing regulations might impact the value of digital assets generally and cryptocurrency specifically. The consequences of increased or different regulation of digital assets and digital asset activities could adversely affect the market price of cryptocurrency and in turn adversely affect the market price of our common stock. Moreover, the risks of engaging in a HYPE treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of these securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders pursuant to the terms of the Warrants. For more information regarding the issuance of the Warrants, see “Consultant Warrants” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Warrants, as applicable, or as otherwise set forth below, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, including its ownership of the Warrants, as of July 31, 2025, assuming the exercise of the Warrants held by the Selling Stockholders on that date, without regard to any limitations on conversion or exercise, as applicable.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus covers the resale of the number of shares of Common Stock issuable pursuant to the Warrants and which have not previously been registered for resale prior to the date of this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Warrants, a Selling Stockholder may not be issued under the Warrants to the extent such issuance would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% (which can be increased to 9.99% upon 61 days’ prior written notice) of our then outstanding shares of Common Stock following such exercise. Further, the Warrants provide that a Selling Stockholder may not be issued shares under the Warrants to the extent such issuance would cause such Selling Stockholder, together with its affiliates and attribution parties, to own in excess of 19.99% of our outstanding shares of Common Stock until we obtain stockholder approval of issuances in excess of such limitation. The number of shares in the second and fourth columns do not reflect these limitations. The number of shares shown as beneficially owned prior to the offering is based on information furnished to us or otherwise based on information available to us at the time of the filing of the registration statement to which this prospectus forms a part. The number of shares issuable upon conversion of certain convertible notes represent management’s reasonable estimates based on information available at this time and are subject to update for actual market figures as of the applicable time of conversion, as well as any adjustments to the applicable conversion price. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares Beneficially Owned	Maximum Number of Shares to be Sold Pursuant	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder	Prior to Offering	to this Prospectus	Number of Shares	Percentage of Shares(1)
Bristol Capital, LLC, and affiliated entities (2)	4,408,236	1,000,000	3,408,236	15.7%
Huey Co. LLC (3)	1,500,000	1,000,000	500,00	2.6%
PC2ATX, LLC (4)	1,510,000	1,000,000	510,000	2.7%
McMillan Co. (5)	1,534,716	1,000,000	534,716	2.8%
Skeleton Crew Labs LLC (6)	1,500,000	1,000,000	500,000	2.6%
Z-List Media, Inc. (7)	1,500,000	1,000,000	500,000	2.6%

*	Less than one percent (1%)

(1)	Applicable percentage ownership is based on 18,558,835 shares of our Common Stock outstanding as of July 31, 2025.

(2)	Includes: (i) 287,371 shares of Common Stock held by Bristol Investment Fund, Ltd. (“Bristol Investment Fund”, and together its affiliates, “Bristol”); (ii) 1,500,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Bristol Capital, LLC (“Bristol Capital”); (iii) 1,424,501 shares of Common Stock issuable pursuant to the exercise of warrants issued in May 2025 (the “AIR Warrants”) and held by Bristol Investment Fund; (iv) 30,000 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series A Warrants (“Series A Warrants”) held by Bristol Investment Fund; (v) 30,000 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series C Warrants (“Series C Warrants”) held by Bristol Investment Fund; and (vi) up to 1,136,364 shares of Common Stock issuable pursuant to the conversion of outstanding convertible promissory notes issued to Bristol Investment Fund in May 2025 (the “AIR Notes”). The number of shares to be offered pursuant to this prospectus includes up to 1,000,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Bristol Capital. The AIR Notes and the AIR Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Bristol Investment Fund from converting or exercising, as applicable, that portion of the AIR Notes and the AIR Warrants that would result in Bristol Investment Fund and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the 9.99% beneficial ownership limitation. The Series A Warrants, the Series C Warrants and the Warrants are each subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Bristol from exercising that portion of the Warrants that would result in Bristol and its affiliates owning, after exercise, as applicable, a number of shares of Common Stock in excess of the 4.99% beneficial ownership limitation (a “4.99% Beneficial Ownership Limitation”). Bristol Investment Fund is a privately held fund that invests primarily in publicly traded companies through the purchase of securities in private placement and/or open market transactions. Bristol Capital Advisors, LLC, an entity organized under the laws of the State of Delaware (“Bristol Capital Advisors”), is the investment advisor to Bristol Investment Fund. Paul Kessler is manager of Bristol Capital Advisors and as such has voting and dispositive power over the securities held by Bristol Investment Fund. The address for Bristol is 1090 Center Drive, Park City, UT 84098.
(3)	Includes 1,500,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Huey Co. LLC. The number of shares to be offered pursuant to this prospectus includes 1,000,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Huey Co. LLC. The Warrants are subject to a 4.99% Beneficial Ownership Limitation (which may be increased to up to 9.99% upon 61 days prior written notice by the holder). Caleb Huey is the sole member of Huey Co. LLC and has sole voting and investment power over the securities held by Huey Co. LLC. The address for Huey Co. LLC is 1313 4th Ave. N, Nashville, TN 37208.
(4)	Includes: (i) 10,000 shares of Common Stock held by PC2ATX, LLC; and (ii) 1,500,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by PC2ATX, LLC. The number of shares to be offered pursuant to this prospectus includes 1,000,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by PC2ATX, LLC. The Warrants are subject to a 4.99% Beneficial Ownership Limitation (which may be increased to up to 9.99% upon 61 days prior written notice by the holder). Robert Byrne is a member and the manager of PC2ATX, LLC, and has voting and investment power over the securities held by PC2ATX, LLC. The address for PC2ATX, LLC is 3731 Saddleback Rd., Park City, UT 84098.
(5)	Includes: (i) 34,716 shares of Common Stock held by McMillan Co.; and (ii) 1,500,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by McMillan Co. The number of shares to be offered pursuant to this prospectus includes 1,000,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by McMillan Co. The Warrants are subject to a 4.99% Beneficial Ownership Limitation (which may be increased to up to 9.99% upon 61 days prior written notice by the holder). Ryan McMillan is the beneficial owner and president of McMillan Co. and has voting and investment power over the securities held by McMillan Co. The address for McMillan Co. is 1461 Glenneyre St., Suite E, Laguna Beach, CA 92651.
(6)	Includes 1,500,000 shares of Common Stock issuable pursuant to the exercise of Warrants held by Skeleton Crew Labs LLC. The number of shares to be offered pursuant to this prospectus includes 1,000,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Skeleton Crew Labs LLC. The Warrants are subject to a 4.99% Beneficial Ownership Limitation (which may be increased to up to 9.99% upon 61 days prior written notice by the holder). Timothy Collins is the sole member of Skeleton Crew Labs LLC and has sole voting and investment power over the securities held by Skeleton Crew Labs LLC. The address for Skeleton Crew Labs LLC is 16801 Poppy Mallow Drive, Austin, TX 78738.
(7)	Includes 1,500,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Z-List Media, Inc. The number of shares to be offered pursuant to this prospectus includes 1,000,000 shares of Common Stock issuable pursuant to the exercise of the Warrants held by Z-List Media, Inc. The Warrants are subject to a 4.99% Beneficial Ownership Limitation (which may be increased to up to 9.99% upon 61 days prior written notice by the holder). James Altucher and Robyn Altucher are the beneficial owners of Z-List Media, Inc., and have voting and investment power over the securities held by Z-List Media, Inc. Mr. Altucher has served as a member of our board of directors since May 12, 2025. The address for Z-List Media, Inc. is 315 Longvue Ct., Johns Creek, GA 30097.

Relationships with Selling Stockholders

Bristol

Bristol Investment Fund, Ltd. (together with its affiliates, “Bristol”) participated in our February 2024 public offering of Common Stock and warrants to purchase Common Stock. In connection with the offering, we issued Bristol 30,000 shares of Common Stock, Series A Warrants to purchase 30,000 shares of Common Stock, Series B Warrants to purchase 30,000 shares of Common Stock, and Series C Warrants to purchase 30,000 shares of Common Stock.

In July 2024, we entered into a consulting agreement with Bristol Capital, LLC (“Bristol”) and its affiliates pursuant to which, among other things, Bristol and its affiliates agreed to provide certain consulting, advisory, and strategic planning services to us in exchange for the issuance of 60,000 pre-funded warrants to purchase Common Stock. In September 2024, we issued 30,000 shares of Common Stock to Bristol in exercise of such warrants. In December 2024, we issued 30,000 shares of Common Stock to Bristol upon the exercise of such warrants.

In May 2025, we entered into an amendment to the consulting agreement with Bristol. See “Consultant Warrants” above.

Consultants

In May 2025, we entered consulting agreements with each of Huey Co. LLC, PC2ATX, LLC, McMillan Co., Skeleton Crew Labs LLC, Z-List Media, Inc. See “Consultant Warrants” above.

Z-List Media, Inc.

Z-List Media, Inc., is beneficially owned by James Altucher and his spouse. Mr. Altucher was appointed to our Board of Directors on May 12, 2025.

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made in compliance with the Purchase Agreement;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short, subject to the terms of the Purchase Agreement, and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The financial statements of Nuvve Holding Corp. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Registration Statement on Form S-1, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.nuvve.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q the quarter ended March 31, 2025, filed on May 15, 2025, and for the quarter ended June 30, 2025, filed on August 14, 2025;

●	Our Current Reports on Form 8-K filed on January 7, 2025, January 15, 2025, January 16, 2025, January 27, 2025, January 30, 2025, February 4, 2025, February 5, 2025; February 5, 2025, February 6, 2025, February 7, 2025, February 11, 2025, February 24, 2025, March 3, 2025, March 11, 2025, April 7, 2025, April 11, 2025, April 16, 2025, April 21, 2025, April 29, 2025 and April 30, 2025, May 9, 2025; May 13, 2025, May 22, 2025, June 5, 2025, June 26, 2025, July 3, 2025, July 15, 2025 and July 23, 2025;

●	Our Definitive Proxy Statement on Schedule 14A and accompanying additional proxy materials, filed on July 9, 2025; and

●	The description of our common stock contained in our Current Report on Form 8-K12B, filed on March 25, 2021 and amended on March 26, 2021, including any amendments or reports filed for the purpose of updating such description.

Any statement made in this prospectus or contained in a document all or a portion of which is incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent prospectus supplement to this prospectus or, if appropriate, post-effective amendment to the registration statement that includes this prospectus, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106, Attn: Corporate Secretary or may be made telephonically at (619) 456-5161.

We maintain a website at www.nuvve.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

Nuvve Holding Corp.

Up to 6,000,000 Shares of Common Stock

by Selling Stockholders

PRELIMINARY PROSPECTUS

                , 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$477.68
Legal fees and expenses	75,000
Accounting fees and expenses	20,000
Printing expenses	5,000
Miscellaneous	4,522.32
Total	$105,000

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the maximum extent permitted by the DGCL, and our bylaws provide that we shall indemnify directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding sales of unregistered sales by us since March 1, 2022 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

June 2022 Sale of Securities

In June 2022, our Chief Executive Officer and Chief Operating Officer purchased an aggregate of 337 shares of our common stock at a purchase price of $594.80 per share, or a total of approximately $2,000,000. These transactions were made pursuant to a letter agreement dated April 23, 2021, among us and our Chief Executive Officer and Chief Operating Officer.

July 2024 Consulting Warrant

In July 2024, we granted pre-funded warrants (the “2024 Consulting Warrant”) to purchase an aggregate of 60,000 shares of Common Stock to a consultant as compensation for certain consulting services rendered. The 2024 Consulting Warrant is exercisable, in part or in full, for shares of Common Stock at an exercise price of $0.001 per share. On September 26, 2024, we issued 30,000 shares of Common Stock to such consultant upon the partial exercise of the 2024 Consulting Warrant.

August 2024 Notes

In connection with the formation of Deep Impact 1 LLC, a Delaware limited liability company, in which we hold a 51% equity interest by way of our subsidiary, Nuvve CPO, Inc., on August 16, 2024, we issued promissory notes (each a “SPV Promissory Note”) with conversion options to each of Gregory Poilasne and David Robson, our Chief Executive Officer and Chief Financial Officer, respectively, in exchange for up to an aggregate of $1,500,000, to further support project costs in exchange for their investment into Deep Impact. Each SPV Promissory Note was issued with an original principal amount of $750,000. The SPV Promissory Notes have a term of three years and bear interest at a rate of 17.5% per annum. The SPV Promissory Notes further provide that upon certain events of default, the SPV Note holders shall have the option to convert the outstanding amounts on such SPV Promissory Notes for an aggregate of 101 membership units in Deep Impact.

On August 27, 2024, we issued promissory notes with conversion option to each of Messrs. Poilasne and Robson, our Chief Executive Officer and Chief Financial Officer, respectively, for an aggregate principal of $500,000 (the “Nuvve Promissory Notes”). The principal amount of the Nuvve Promissory Notes included an aggregate original issue discount of $25,000, or 5.0%. In exchange for the Nuvve Promissory Notes, the holders paid us an aggregate purchase price of $475,000. Upon certain events of default, the holders of the Nuvve Promissory Notes had the option to convert any outstanding principal and unpaid accrued interest under the Nuvve Promissory Notes into shares of our common stock, at an initial conversion price per share of $4.92. The Nuvve Promissory Notes accrued interest at a rate of 10.5% per annum, subject to an increase to 12.5% upon the occurrence of an event of default (as that term is defined in the Nuvve Promissory Notes), and had a maturity date of October 31, 2024.

October 2024 Notes and Warrant Issuance

On October 31, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited institutional and individual investors, pursuant to which we issued to the investors (i) an aggregate of $3,750,000.01 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 1,102,295 shares of Common Stock with an exercise price of $3.78 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $3.402 per share.

March 2025 AIR Notes and Warrant Issuance

On March 5, 2025, pursuant to certain investors’ exercise of additional investment rights under the Purchase Agreement, we issued to such investors (i) an aggregate of $1,666,666.67 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 825,084 shares of Common Stock with an exercise price of $2.02 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $2.02 per share.

April 2025 AIR Notes and Warrant Issuance

On April 28, 2025, pursuant to certain investors’ exercise of additional investment rights under the Purchase Agreement, we issued to such investors (i) an aggregate of $1,444,444.44 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 1,748,513 shares of Common Stock with an exercise price of $0.8261 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $0.8261 per share.

May 2025 Warrant Issuances

On May 7, 2025, we granted warrants to purchase (i) an aggregate of 3,000,000 shares of Common Stock to certain consultants at an exercise price of $1.05 per share; (ii) an aggregate of 3,000,000 shares of Common Stock to certain consultants at an exercise price of $1.25 per share; and (iii) an aggregate of 3,000,000 shares of Common Stock to certain consultants at an exercise price of $1.50 per share.

On May 18, 2025, we granted warrants to purchase (i) an aggregate of 666,668 shares of Common Stock to certain consultants at an exercise price of $1.00 per share; (ii) an aggregate of 666,668 shares of Common Stock to certain consultants at an exercise price of $1.25 per share; and (iii) an aggregate of 666,668 shares of Common Stock to certain consultants at an exercise price of $1.50 per share.

May 2025 AIR Notes and Warrant Issuance

On May 30, 2025, pursuant to certain investors’ exercise of additional investment rights under the Purchase Agreement, we issued to such investors (i) an aggregate of $4,166,666.67 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 5,341,879 shares of Common Stock with an exercise price of $0.78 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $0.78 per share.

 Additional Information

The offer and sale by us of the foregoing securities, including the shares of our common stock issuable upon exercise of the warrants described above, is being made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The issuance of such securities has not been registered under the Securities Act and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The sales and issuances of securities in the transactions described above were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) thereof or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits.

Exhibit No.	Description	Form	Exhibit No.	Filing Date
2.1	Merger Agreement dated November 11, 2020	424B3	Annex A	2/17/2021
2.2#	Amendment No. 1 to Merger Agreement dated February 20, 2021	8-K	1.1	2/23/2021
3.1	Amended and Restated Certificate of Incorporation, as amended	10-Q	3.1	8/14/2025
3.2	Second Amended and Restated Bylaws of Nuvve Holding Corp.	8-K	3.1	12/5/2023
4.1	Form of Amended and Restated Convertible Note, originally issued October 31, 2024	8-K	4.1	4/16/2025
4.2	Form of Warrant, issued October 31, 2024	8-K	4.2	11/1/2024
4.3†	Convertible Promissory Note, dated December 31, 2024	8-K	4.1	1/7/2025
4.4†	Common Stock Purchase Warrant, dated December 31, 2024.	8-K	4.2	1/7/2025
4.5	Form of Amended and Restated Convertible Note, originally issued March 5, 2025	8-K	4.2	4/16/2025
4.6	Form of Additional Warrant, issued March 5, 2025	8-K	4.2	3/11/2025
4.7	Form of Additional Convertible Note, issued April 28, 2025	8-K	4.1	4/30/2025
4.8	Form of Additional Warrant, issued April 28, 2025	8-K	4.2	4/30/2025
4.9	Form of Warrant, dated May 7, 2025	8-K	4.1	5/9/2025
4.10	Form of Warrant, dated May 18, 2025	8-K	4.1	5/22/2025
4.11	Form of Additional Convertible Note, issued May 30, 2025	8-K	4.1	6/5/2025

4.12	Form of Additional Warrant, issued May 30, 2025	8-K	4.2	6/5/2025
4.13	Form of Pre-Funded Warrant, issued July 14, 2025	8-K	4.1	7/15/2025
4.14	Form of Representative’s Warrant, issued July 14, 2025	8-K	4.2	7/15/2025
5.1*	Opinion of Baker & Hostetler LLP	*
10.1	Amended and Restated Registration Rights Agreement	424B3	Annex A (Ex. B)	2/17/2021
10.2	Stockholder’s Agreement	8-K	10.5	3/25/2021
10.3	Form of PIPE Registration Rights Agreement	8-K	10.7	3/25/2021
10.4	Amended and Restated Employment Agreement with Gregory Poilasne, dated January 25, 2024	8-K	10.1	1/26/2024
10.5	Amended and Restated Employment Agreement with Ted Smith, dated January 25, 2024	8-K	10.2	1/26/2024
10.6	Amended and Restated Employment Agreement with David Robson, dated January 25, 2024	8-K	10.3	1/26/2024
10.7	Form of Indemnification Agreement	8-K	10.14	3/25/2021
10.8#	IP Acquisition Agreement, effective November 2, 2017, between University of Delaware and Nuvve Corporation	S-4	10.16	2/4/2021
10.9#	Amended and Restated Research Agreement, dated September 1, 2017, between University of Delaware and Nuvve Corporation	S-4	10.17	2/4/2021
10.10	Warrant Agreement, dated May 17, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K	10.1	5/17/2021
10.11	Securities Purchase Agreement, dated May 17, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K	10.2	5/17/2021
10.12	Registration Right Agreement, dated May 17, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K	10.3	5/17/2021
10.13#	Amended and Restated Limited Liability Company Agreement for Levo, dated as of August 4, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K/A	10.1	8/8/2021
10.14#	Development Services Agreement, dated as of August 4, 2021, by and between Nuvve Holding Corp. and Levo Mobility LLC.	8-K/A	10.2	8/8/2021
10.15#	Parent Letter Agreement, dated as of August 4, 2021, by and among Nuvve Holding Corp., Stonepeak Rocket Holdings LP, Evolve Transition Infrastructure LP and Levo Mobility LLC.	8-K/A	10.3	8/8/2021
10.16#	Board Rights Agreement, dated as of August 4, 2021, by and among Nuvve Holding Corp. and Stonepeak Rocket Holdings LP.	8-K/A	10.4	8/8/2021
10.17#	Intellectual Property License and Escrow Agreement, dated as of August 4, 2021, by and between Nuvve Holding Corp. and Levo Mobility LLC.	8-K/A	10.5	8/8/2021
10.18	Nuvve Holding Corp. Amended and Restated 2020 Equity Incentive Plan	8-K	10.1	6/5/2023
10.19†	Settlement and Release Agreement, dated February 2, 2024, between the Company and Rhombus Energy Solutions.	10-K	10.28	3/29/2024
10.20†	Master Services Agreement, dated May 14, 2024, by and between the Company and the Board of Fresno Economic Opportunities Commission.	10-Q	10.1	8/14/2024

10.21	Subordinated Business Loan and Security Agreement, dated August 9, 2024, by and among Nuvve Holding Corp. as borrower, Agile Lending, LLC, as Lender, and Agile Capital Funding, LLC, as collateral agent.	10-Q	10.2	8/14/2024
10.22	Form of Securities Purchase Agreement, dated October 31, 2024	8-K/A	10.1	12/20/2024
10.23	Form of Registration Rights Agreement, dated October 31, 2024	8-K	10.2	11/01/2024
10.24	First Amendment to Securities Purchase Agreement, dated as of January 14, 2025	8-K	10.1	1/15/2025
10.25	Second Amendment to Securities Purchase Agreement, effective as of February 4, 2025	8-K	10.1	2/4/2025
10.26	Third Amendment to Securities Purchase Agreement, dated as of February 4, 2025	8-K	10.1	2/5/2025
10.27	Fourth Amendment to Securities Purchase Agreement, dated as of February 7, 2025	8-K	10.1	2/7/2025
10.28	Fifth Amendment to Securities Purchase Agreement, dated as of March 2, 2025	8-K	10.1	3/3/2025
10.29	Subordinated Business Loan and Security Agreement, dated August 9, 2024, by and among Nuvve Holding Corp. as borrower, Agile Lending, LLC, as Lender, and Agile Capital Funding, LLC, as collateral agent.	10-Q	10.2	8/14/2024
10.30	Subordinated Business Loan and Security Agreement, dated November 27, 2024, by and among Nuvve Holding Corp. as borrower, Agile Lending, LLC, as Lender, and Agile Capital Funding, LLC, as collateral agent.	8-K	10.1	12/04/2024
10.31	Form of Convertible Promissory Note dated August 16, 2024	10-Q	10.4	11/13/2024
10.32	Contribution and Unit Purchase Agreement entered as of August 16, 2024, by and among Nuvve CPO Inc., a Delaware corporation and wholly-owned subsidiary of Nuvve Holding Corp., a Delaware corporation, and WISE-EV LLC, or its designee, and Deep Impact 1 LLC, a Delaware limited liability company.	10-Q	10.5	11/13/2024
10.33	Form of Convertible Promissory Note dated August 27, 2024	8-K	10.1	8/29/2024
10.34	Convertible Promissory Note, dated December 31, 2024	8-K	4.1	1/7/2025
10.35	Common Stock Purchase Warrants, dated December 31, 2024	8-K	4.2	1/7/2025
10.36	Securities Purchase Agreement, dated December 31, 2024, between the Company and the Investor	8-K	10.1	1/7/2025
10.37	Registration Rights Agreement, dated December 31, 2024, between the Company and the Investor	8-K	10.2	1/7/2025
10.38†	Termination Agreement, dated January 24, 2025, between Nuvve Holding Corp. and Switch EV Ltd.	8-K	10.1	1/30/2025
10.39	Form of Securities Purchase Agreement, dated as of February 4, 2025	8-K	10.2	2/5/2025
10.40	Task Order Agreement entered into as of February 4, 2025, by and among Nuvve Holding Corp., Resource Innovations and ComEd	8-K	10.1	2/5/2025
10.41†	Form of Securities Purchase Agreement, dated as of February 7, 2025	8-K	10.2	2/7/2025
10.42	Amended and Restated Employment Agreement, dated March 31, 2025, by and between the Company and Gregory Poilasne	10-K	10.42	3/31/2025

10.43	Amended and Restated Employment Agreement, dated March 31, 2025, by and between the Company and David Robson	10-K	10.43	3/31/2025
10.44	Form of Consulting Agreement, dated May 7, 2025	8-K	10.1	5/9/2025
10.45	Consulting Services Agreement by and between the Company and Bristol Capital, LLC, as amended on May 7, 2025	8-K	10.2	5/9/2025
10.46	Asset Purchase Agreement, dated as of April 25, 2025, by and among Nuvve Holdings Corp., Fermata Energy LLC and Fermata Energy II, LLC	10-Q	10.10	5/15/2025
10.47	Form of Consulting Agreement, dated May 18, 2025	8-K	10.1	5/22/2025
10.48	Employment Agreement, by and between Nuvve New Mexico, LLC and Ted Smith, dated June 27, 2025	8-K	10.1	7/3/2025
10.49†	Asset Management Agreement, dated July 20, 2025, by and between Nuvve Holding Corp. and DeFi Technologies, Inc.	8-K	10.1	7/23/2025
10.50	Form of Fermata Energy II, LLC Convertible Note, dated April 23, 2025	10-Q	10.7	8/14/2025
21.1	List of Subsidiaries of Nuvve Holding Corp	S-1 (No. 333-287883)	21.1	6/9/2025
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	*
23.2*	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)	*
24.1*	Power of Attorney (included on the signature page to the registration statement)	*
107*	Filing Fee Table	*

*	Filed herewith.
#	Filed by Newborn Acquisition Corp., the predecessor to the registrant.
†	Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished. Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 15, 2025.

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory Poilasne and David Robson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Gregory Poilasne	Chief Executive Officer and Director	August 15, 2025
Gregory Poilasne	(Principal Executive Officer)

/s/ David Robson	Chief Financial Officer	August 15, 2025
David Robson	(Principal Financial and Accounting Officer)

/s/ Jon M. Montgomery	Director and Chairperson	August 15, 2025
Jon M. Montgomery

/s/ James Altucher	Director	August 15, 2025
James Altucher

/s/ Laura Huang	Director	August 15, 2025
Laura Huang

/s/ Brian Johnson	Director	August 15, 2025
Brian Johnson

/s/ H. David Sherman	Director	August 15, 2025
H. David Sherman

/s/ Ted Smith	Director	August 15, 2025
Ted Smith